Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Elevation Oncology, Inc. of our report dated April 9, 2021, which includes an explanatory paragraph related to Elevation Oncology, Inc’s ability to continue as a going concern, on our audits of the financial statements of Elevation Oncology, Inc. as of December 31, 2019 and 2020 and for the period from April 29, 2019 (Inception) through December 31, 2019, and the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts.”

/s/ CohnReznick LLP

Tysons, Virginia

June 4, 2021